Exhibit 3.1 - Articles of Incorporation



                          CERTIFICATE OF INCORPORATION
                                       OF
                            Ajax Reinsurance Limited


     FIRST: The name of this corporation is Ajax Reinsurance Limited

     SECOND: Its registered office in the state of Delaware is to be located at 201 N. Walnut Street, Wilmington DE 19801, New Castle County. The registered agent in charge thereof is The Company Corporation, address "same as above".

     THIRD; The nature of the business and the objects and purposes proposed to be transacted, promoted and carried on, are to do any or all of the things herein mentioned as fully and to the same extent as natural persons might or could do, and in any part of the world, viz:

     The: purpose of the; corporation is to engage in any Iawfu1 act or activity for which corporations may be organized under the General Corporation Law of Delaware.

     FOURTH: The amount of the total authorized capital stock of this corporation is divided into 20,000,000 shares of common stock at $.001 par value and 2,000,000 shares of preferred stock at $.001 par value.

     FIFTH: The name and mailing address of the incorporator is as follows:
Kimberly Andras 201 N. Walnut Street, Wilmington DE 19801.

     SIXTH: The Directors shall have power to make and to alter or amend the By-Laws; to fix: the amount to be reserved as working capital and to and to authorize and cause to be executed, mortgages and 1iens as to the amount, upon the property and franchise of the Corporation.

     With the consent in writing, and pursuant to a vote of the holders of a majority of the capital stock issued and outstanding, the Directors have the authority to dispose, in any manner, of the whole property of this corporation.

The By-Laws shall determine whether and to what extent the accounts and books of this corporation, or any of them shall be open to the inspection of the stockholders; and no stockholder shall have any right of inspecting any account, or book or document of this Corporation, except as conferred by the law or the By-Laws, or by resolution of the stockholders.

The stockholders and directors shall have the power to hold their meetings and keep the books, documents, and papers of the Corporation outside of the State of Delaware, at such places as may be from time to time designated by the By-Laws or by resolution of the stockholders or directors, except as otherwise required by the Laws of Delaware.

It is the intention that the objects, purposes and powers specified in the Third paragraph hereof shall, except where otherwise specified in said paragraph, be nowise limited or restricted by reference to or inference from the terms of any other clause or paragraph in this certificate of incorporation, that the objects, purposes and powers specified in the Third Paragraph and in each of the clauses or paragraphs of this charter shall be regard as independent objects, purposes and powers.

     SEVENTH: Directors of the corporation shall not be liable to either the corporation or the its stockholders for monetary damages for a breach of fiduciary duties unless the breach involves: (1) a Director's duty of loyalty to the corporation or its stockholders; (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) liability for unlawful payments of dividends or unlawful stock purchase or redemption by the corporation; or (4) a transaction from which the director derived an improper personal benefit.

     I, THE UNDERSIGNED, for the purpose of forming a Corporation under the laws of the State of Delaware, do make, file and record this Certificate and do certify that the facts herein are true; and I have accordingly hereunto set my hand.

DATED: January 18, 1996

/s/ Kimberly Andras